NEWS RELEASE

MVB Financial Announces Strong Second Quarter and Balance Sheet Growth

Sale of substantially all assets of MVB Insurance included in second quarter results

The following results compare the second quarter 2016 to the same quarter prior year

•	Net income increased to $6.49 million
•	Net income from continuing operations increased 18.2 percent to $2.5 million
•	Net loans increased 19.3 percent to $1.078 billion
•	Total deposits grew 19.8 percent to reach $1.067 billion
•	Total assets increased 18.5 percent to reach $1.485 billion
•	Total noninterest income increased 24.4 percent to $12.0 million

FAIRMONT, W.Va., (August 8, 2016) – MVB Financial Corp., (OTC Markets Group OTCQB: MVBF) today announced results for the quarter ended June 30, 2016.  MVB Financial and its subsidiaries – MVB Bank, MVB Insurance, and MVB Mortgage (collectively "MVB") –  reported net income of $6.49 million,  which included $2.5 million of income from continuing operations.  Year-to-date total net income through the first six months of 2016 is $8.3 million. Results include the impact of the asset sale of MVB Insurance.

At the end of the second quarter, MVB announced the sale of substantially all of the assets of its wholly-owned subsidiary, MVB Insurance, LLC (MVB Insurance), to USI Insurance Services (USI). MVB and MVB Insurance will retain the assets related to, and continue to operate, its title insurance business. The company realized a pre-tax gain of $6.9 million as a result of the transaction.

“We enjoyed a strong second quarter and are pleased to see year-over year balance sheet growth, independent of the sale of MVB Insurance,” said Larry F. Mazza, CEO.  “The strategic decision to divest insurance assets was driven by the opportunity to secure a  solid return on our original investment. This boost creates a positive trend, giving us tremendous confidence in the rest of the year.”

Comparing results to the second quarter 2015:

•	Net income increased to $6.49 million over the same quarter, prior year, including:
o	Net income from continuing operations increased 18.2 percent to $2.5 million
o	Net income from discontinued operations increased $4.2 million, mainly the result of a $6.9 million pre-tax gain, as discussed above
•	Net loans increased 19.3 percent, reaching $1.078 billion;
•	Total deposits grew $176 million to $1.067 billion or a 19.8 percent increase over the prior year;
•	Total assets increased $232 million or 18.5 percent to reach $1.485 billion;

•	Net interest income grew 27.5 percent, or $2.3 million to $10.74 million; and
•	Noninterest income increased 24.4 percent or $2.4 million to $12.0 million.

Comparing results from the second quarter 2016 to the first quarter 2016:

•	Net loans increased $11 million or 1.1 percent;
•	Deposits decreased 2.2 percent from the first quarter of 2016;
•	Net interest income increased 0.4 percent;
•	Noninterest income increased by 39.4 percent; and
•	Noninterest expense growth increased 11.7 percent, or $1.9 million compared to the prior quarter.

Other notable items in second quarter 2016:

•	In May, the MVB Board of Directors declared a quarterly cash dividend of $0.02 per share to shareholders of record on June 1, 2016. The dividend was paid June 15, 2016.
•	BauerFinancial, Inc., a leading national bank rating and research firm, again recognized MVB Bank as a 5-Star Superior bank, indicating MVB Bank’s safety, soundness and financial strength.
•	DepositAccounts.com, an independent company that provides health ratings for all federally ensured financial institutions, ranks MVB Bank with an “A” rating.

About MVB Financial Corp.

MVB Financial Corp. (OTCQB: MVBF) is a financial holding company headquartered in Fairmont, W.Va. Through its subsidiaries, MVB Bank, Inc., MVB Mortgage and MVB Insurance, the company provides financial services to individuals and corporate clients in the Mid-Atlantic region.

The OTCQB is a market tier operated by the OTC Market Group Inc., for over-the-counter traded companies that are current in their reporting with a U.S. regulator.

For more information, please visit ir.mvbbanking.com.

Forward-Looking Statements

All statements other than statements of historical fact included herein are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21 E of the Securities Exchange Act of 1934. Such information involves risks and uncertainties that could result in the actual results of MVB Financial Corp. ("MVB Financial" or the "Company") differing materially from those projected in the forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “may,” “might,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “likely,” “potential” or “continue” or other similar terms or expressions. Important factors that could cause actual results to differ materially from those discussed in such forward-looking statements include, but are not limited to: (i) the Company may incur loan losses due to negative credit quality trends in the future that may lead to deterioration of asset quality; (ii) the Company may incur increased charge-offs in the future; (iii) the Company could have adverse legal actions of a material nature; (iv) the Company may face competitive loss of customers; (v) the Company may be unable to manage its expense levels; (vi) the Company may have difficulty retaining key employees; (vii) changes in the interest rate environment may have results on the Company's operations materially different from those anticipated by the Company's market risk management functions; (viii) changes in general economic conditions and increased competition could adversely affect the Company's operating results; (ix) changes in other regulations, government policies, and application of regulations affecting bank holding companies and their subsidiaries, including changes in monetary policies, may negatively impact the Company's operating results and that could negatively impact or preclude current and future acquisition activities; (x) the effects of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III may adversely affect the Company; (xi) the risk that the benefits from the acquisition, by MVB Bank, Inc. ("MVB Bank"), of two branches of Susquehanna Bank in Berkeley County, West Virginia, may not be fully realized or may take longer to realize than expected, including as a result of changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, the degree of competition in the geographic and business areas in which MVB Bank operates, integration factors and the reaction to MVB Bank of Susquehanna Bank clients which bank at the two branches that were acquired by MVB Bank;  (xii) diversion of management time on acquisition or diversified growth issues; and (xiii) other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  Any forward-looking statement speaks only as of the date on which it is made and, except as required by law, we do not undertake any obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

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